    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1999
                           REGISTRATION NO. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 TELIGENT, INC.
               (Exact Name of issuer as specified in its charter)

                 DELAWARE                             54-1866562
     (State or Other Jurisdiction of              (I.R.S. Employer
      incorporation or organization)             Identification No.)

                               8065 LEESBURG PIKE
                                    SUITE 400
                             VIENNA, VIRGINIA 22182
                                  703.762.5100
                    (Address of principal executive offices)
                                 --------------

                                 TELIGENT, INC.
                            1997 STOCK INCENTIVE PLAN
                                 --------------
                                 TELIGENT, INC.
                        1999 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plans)
                                  -------------

                            LAURENCE E. HARRIS, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                 TELIGENT, INC.
                               8065 LEESBURG PIKE
                                    SUITE 400
                             VIENNA, VIRGINIA 22182
                     (Name and address of agent for service)

    Telephone number, including area code, of agent for service: 703.762.5100

                         CALCULATION OF REGISTRATION FEE
================= ============== =============== =============== ===============
TITLE OF SHARES   AMOUNT TO BE   PROPOSED        PROPOSED        AMOUNT OF
TO BE REGISTERED  REGISTERED     MAXIMUM         MAXIMUM         REGISTRATION
                                 OFFERING PRICE  AGGREGATE       FEE
                                 PER SHARE(2)    OFFERING
                                                 PRICE(2)
----------------- -------------- --------------- --------------- ---------------
Class A Common    4,300,000      $62.28125       $267,809,375    $70,701.68
Stock, par        shares (1)
value $.01
per share
================= ============== =============== =============== ===============

(1) 4,000,000 shares of Teligent, Inc. Class A Common Stock, par value $.01 per share (the "Shares") are being registered pursuant to the Teligent, Inc. 1997 Stock Incentive Plan and 300,000 Shares are being registered pursuant to the Teligent, Inc. 1999 Employee Stock Purchase Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, using the average of the high and low sale prices of the Class A Common Stock reported on The Nasdaq National Market on December 14, 1999.

         There are also registered hereunder such additional indeterminate number of Shares as may be issued as a result of the antidilution provisions of the Teligent, Inc. 1997 Stock Incentive Plan and Teligent, Inc. 1999 Employee Stock Purchase Plan.

         This Registration Statement incorporates by reference the information contained in the earlier registration statement relating to the Teligent, Inc. 1997 Stock Incentive Plan, filed on January 27, 1998, Registration No. 333-45005.

                                EXPLANATORY NOTE

         As permitted by General Instruction E to the Form S-8, this Registration Statement incorporates by reference the information contained in the earlier registration statement relating to the Teligent, Inc. 1997 Stock Incentive Plan, filed on January 27, 1998, Registration No. 333-45005.

         On February 24, 1999, the Board of Directors of Teligent, Inc. approved an amendment to the Teligent, Inc. 1997 Stock Incentive Plan (the "Option Plan") that increased the number of Shares reserved for issuance thereunder by 4,000,000. The shareholders of Teligent, Inc. approved the amendment to the Option Plan at the 1999 annual shareholder meeting held on June 16, 1999. Accordingly, as amended, the total number of Shares available under the Option Plan is 18,729,125, of which 4,000,000 Shares are being registered hereunder.

         Except for the foregoing amendment, the Option Plan remains unchanged.

         This Registration Statement also registers 300,000 Shares reserved for sale under the Teligent, Inc. 1999 Employee Stock Purchase Plan (the "Purchase Plan").
                                     PART I

ITEM 1.           OPTION PLAN AND PURCHASE PLAN INFORMATION.

                  Not included pursuant to Form S-8 instructions.

ITEM 2. REGISTRANT INFORMATION AND OPTION PLAN AND PURCHASE PLAN ANNUAL INFORMATION.

                  Not included pursuant to Form S-8 instructions.

                                     PART II

ITEM 3.           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

                  Teligent, Inc. (the "Company" or "Teligent") hereby incorporates herein by reference the following documents:

                  (1) Teligent's annual report on Form 10-K for the year ended December 31, 1998;

                  (2) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or after December 31, 1998, including Teligent's quarterly reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999 and Teligent's current report on Form 8-K dated April 19, 1999; and

                  (3) The description of Teligent's Class A Common Stock contained in Teligent's Form 8-A filed on November 18, 1997.

                  In addition, all documents filed by Teligent pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

ITEM 4.           DESCRIPTION OF SECURITIES.

                  Not applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Section 145 of the DGCL, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

CERTIFICATE OF INCORPORATION

                  Article Eighth of Teligent's certificate of incorporation provides that Teligent will indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification will continue as to a person who has ceased to be a director or officer of Teligent and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that except for proceedings to enforce rights to indemnification, Teligent will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by Article Eighth includes the right to be paid by Teligent the expenses as incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and to the advance of expenses conferred in Article Eighth are not exclusive of any other right which any person may have or hereafter acquire under the certificate of incorporation, the by-laws of Teligent, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

BY-LAWS

                  Section 1 of Article VIII of the By-laws provides that, subject to Section 3 of Article VIII, Teligent will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Teligent) by reason of the fact that such person is or was a director or officer of Teligent, or is or was a director or officer of Teligent serving at the request of Teligent as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Teligent, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Teligent, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

                  Section 2 of Article VIII of the By-laws provides that, subject to Section 3 of Article VIII, Teligent will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Teligent to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Teligent, or is or was a director or officer of Teligent serving at the request of Teligent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Teligent; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Teligent unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  Section 3 of Article VIII of the By-laws provides that any indemnification under Article VIII (unless ordered by a court) will be made by Teligent only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in
Section 1 or Section 2 of Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders. To the extent, however, that a director or officer of Teligent has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

                  Section 5 of Article VIII of the By-laws provides that, notwithstanding any contrary determination in the specific case under Section 3 of Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of Article VIII. The basis of such indemnification by a court will be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of Article VIII, as the case may be. Neither a contrary determination in the specific case under
Section 3 of Article VIII nor the absence of any determination thereunder will be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to Section 5 shall be given to Teligent promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification will also be entitled to be paid the expense of prosecuting such application.

                  Section 7 of Article VIII of the By-laws provides that the indemnification and advancement of expenses provided by or granted pursuant to
Article VIII will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of Teligent that indemnification of the persons specified in Sections 1 and 2 of Article VIII shall be made to the fullest extent permitted by law. The provisions of Article VIII are not deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of Article VIII but whom Teligent has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

                  Section 8 of Article VIII of the By-laws provides that Teligent may purchase and maintain insurance on behalf of any person who is or was a director or officer of Teligent, or is or was a director or officer of Teligent serving at the request of Teligent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Teligent would have the power or the obligation to indemnify such person against such liability under the provisions of Article VIII. Section 11 of Article VIII of the By-laws provides that notwithstanding anything contained in Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 thereof), Teligent will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of Teligent.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.           EXHIBITS.

EXHIBIT NO.                                     EXHIBIT

     4.1 Form of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381) which was declared effective by the Commission on November 21, 1997).

     4.2 Form of By-Laws of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 Registration No. 333-37381) which was declared effective by the Commission on November 21,
                           1997).

     4.3 Specimen Stock Certificate of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 Registration No. 333-37381) which was declared effective by the Commission on November 21, 1997).

     4.4 Teligent, Inc. 1997 Stock Incentive Plan, as amended and restated.

     4.5                   Teligent, Inc. 1999 Employee Stock Purchase Plan.

     5.1                   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           as to legality of the securities being registered.

     23.1                  Consent of Ernst & Young LLP.

     23.2                  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

     24.1 Power of Attorney (included on signature page of this Form S-8).

ITEM 9.           UNDERTAKINGS.

                  (a)      The undersigned hereby undertakes:

                       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by Section
                           10(a)(3)   of  the   Securities   Act  of  1933  (the
                           "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                       (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                       (3)  To   remove   from   registration   by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, Commonwealth of Virginia, on December 21, 1999.

                                         TELIGENT, INC.


                                         BY:       /S/ ALEX J. MANDL
                                                   ------------------
                                         Name:     Alex J. Mandl
                                         Title:    Chairman of the Board and CEO

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Each person in so signing, also makes, constitutes and appoints Alex J. Mandl and Laurence E. Harris, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue thereof.

     SIGNATURE                     TITLE                              DATE

/S/ ALEX J. MANDL            Chairman of the Board,            December 21, 1999
-----------------------      CEO and Director
    Alex J. Mandl


/S/ ABRAHAM L. MORRIS        Senior Vice President and CFO     December 21, 1999
-----------------------      (PRINCIPAL FINANCIAL OFFICER)
    Abraham L. Morris


/S/ CINDY L. TALLENT         Vice President and Controller     December 21, 1999
-----------------------      (PRINCIPAL ACCOUNTING OFFICER)
    Cindy L. Tallent


/S/ MYLES P. BERKMAN         Director                          December 21, 1999
-----------------------
    Myles P. Berkman


/S/ DAVID J. BERKMAN         Director                          December 21, 1999
-----------------------
    David J. Berkman


/S/ WILLIAM H. BERKMAN       Director                          December 21, 1999
------------------------
    William H. Berkman


/S/ DONALD H. JONES          Director                          December 21, 1999
------------------------
    Donald H. Jones


/S/ TETSURO MIKAMI           Director                          December 21, 1999
------------------------
    Tetsuro Mikami


/S/ RAJENDRA SINGH           Director                          December 21, 1999
------------------------
    Rajendra Singh


                             Director                          December 21, 1999
------------------------
    Thomas O. Hicks


                             Director                          December 21, 1999
------------------------
    Richard I. Goldstein

                                INDEX TO EXHIBITS

         The following is a complete list of exhibits filed as part of this registration statement:

EXHIBIT NO.                                    EXHIBIT


     4.1 Form of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-37381) which was declared effective by the Commission on November 21, 1997).

     4.2 Form of By-Laws of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 Registration No. 333-37381) which was declared effective by the Commission on November 21,
                           1997).

     4.3 Specimen Stock Certificate of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 Registration No. 333-37381) which was declared effective by the Commission on November 21, 1997).

     4.4 Teligent, Inc. 1997 Stock Incentive Plan, as amended and restated.

     4.5                   Teligent, Inc. 1999 Employee Stock Purchase Plan.

     5.1                   Opinion of Akin, Gump, Strauss,  Hauer & Feld, L.L.P.
                           as to legality of the securities being registered.

     23.1                  Consent of Ernst & Young LLP.

     23.2                  Consent of Akin, Gump, Strauss,  Hauer & Feld, L.L.P.
                           (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

     24.1 Power of Attorney (included on signature page of this Form S-8).